Page 26 of 45 Pages


                                                                       Exhibit 1
                                                                       ---------

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            SENECA FOODS CORPORATION

                            ------------------------
                            Under Section 805 of the
                            Business Corporation Law
                            ------------------------

         We, the undersigned, being the President and Secretary of SENECA FOODS CORPORATION, do hereby certify as follows:

FIRST:   The name of the Corporation is SENECA FOODS CORPORATION.  The name under which the Corporation was formed is SENECA GRAPE JUICE CORPORATION.

SECOND: The certificate of incorporation of the Corporation was filed by the Department of State on August 17, 1949.

THIRD:   The certificate of incorporation of the Corporation hereby is amended to:

         (a) Increase the number of authorized shares of Class A Common Stock, $0.25 par value per share from ten million (10,000,000) shares to twenty million (20,000,000) shares; and

         (b) Increase the number of authorized shares of Preferred Stock with $.025 par value, Class A from four million (4,000,000) shares to eight million two hundred thousand (8,200,000) shares.

         To accomplish this, Article 3 of the certificate of incorporation, hereby is amended to read in its entirety as follows:

         (a) The Capital Stock of the Corporation shall consist of twenty million (20,000,000) shares of Class A Common Stock of the par value of $0.25 each; ten million (10,000,000) shares of Class B Common Stock of the par value of $0.25 each; two hundred thousand (200,000) shares of Six Percent (6%) Voting Cumulative Preferred Stock of the par value of $0.25 each; thirty thousand (30,000) shares of Preferred Stock Without Par Value, to be issued in series by the Board of Directors, pursuant to the provisions of Article 4, Section (c) hereof, subject to the limitations prescribed by law; and eight million two hundred thousand (8,200,000) shares of Preferred Stock with $.025 par value, Class A, to be issued in series by the Board of Directors pursuant to the provisions of Article 4, Section (d) hereof, subject to the limitations prescribed by law.
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                                                             Page 27 of 45 Pages


FOURTH: Article 4, paragraph (a)(C) of the certificate of incorporation of the Corporation hereby is amended as follows:

         (a) The definition of "Person" in paragraph (a)(C)(ii) hereby is amended to read in its entirety as follows:

         As used in this Article 4(a)(C), "Person" shall include one or more persons or entities who act or agree to act in concert with respect to the acquisition or disposition of Class B Common Stock or with respect to proposing or effecting a plan or proposal to (a) a merger, reorganization or liquidation of the Corporation or a sale of a material amount of its assets, (b) a change in the Corporation's Board of Directors or management, including any plans or proposal to fill vacancies on the Board of Directors or change the number or term of Directors, (c) a material change in the business or corporate structure of the Corporation, or (d) any material change in the capitalization or dividend policy of the Corporation. As used in the preceding sentence, "act or agree to act in concert" shall not include acts or agreements to act by persons pursuant to their official capacities as Directors or officers of the Corporation or because they are related by blood or marriage; it being determined for purposes of this paragraph that the agreements dated as of June 22, 1998 made with respect to capitalization and management changes between the Corporation, certain of its directors and officers and various shareholders, including certain shareholders related to said directors and officers and the Investors (as defined in paragraph (a)(C)(iii) of this Article 4), as they may be amended from time to time, were "acts or agreements to act by persons pursuant to their official capacities as Directors or officers of the Corporation or because they are related by blood or marriage."

         (b) The following new paragraph (a)(C)(iii) hereby is added to Article
4:

                  "(iii) For purposes of Article 4(a)(C)(ii), any shares of Participating Preferred Stock (as defined in paragraph (d)(F) of this Article 4) held by Carl Marks Strategic Investments, L.P., Carl Marks Strategic Investments, II, L.P., Uranus Fund, Ltd., or any of their Affiliates (as defined in paragraph (d)(F) of this Article 4) (the "Investors") shall be deemed to have been converted into shares of Class A Common Stock that are acquired after the Threshold Date. Any such shares of Class A Common Stock deemed to be held by the Investors or their Affiliates pursuant to the preceding sentence or any shares of Class A Common Stock issued upon conversion of the Convertible Participating Preferred Stock and held by the Investors shall be deemed to have been acquired for an "equitable price" for purposes of Article 4(a)(C)(ii)."

         (c) The existing paragraph (a)(C)(iii) hereby is renumbered as paragraph (a)(C)(iv).

FIFTH:   The certificate of incorporation of the Corporation is amended to permit the Board of Directors to provide for additional or participating distributions to holders of shares of Preferred Stock with $.025 Par Value,
Class A.
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                                                             Page 28 of 45 Pages


         To accomplish this, Article 4, paragraph (d)(C) hereby is amended to read in its entirety as follows:

                  (C) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of Class A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, before any distribution or payment shall be made to the holders of any class of common stock, an amount equal to the stated value of the stock plus, in respect of each share with respect to which dividends are cumulative, a sum computed at the dividend rate or dividend amount provided for in the certificate of incorporation from and after the date on which dividends on such shares became cumulative to and including the date fixed for such payment, less the aggregate of the dividends theretofore paid thereon, but computed without interest. If the amounts payable on liquidation in respect to the shares of all series of Class A Preferred Stock are not paid in full, the shares of all series of such class shall share ratably in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full. If such payment shall have been made in full to the holders of all shares of Class A Preferred Stock on voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation shall, except as otherwise provided herein, be distributed among the holders of each class of common stock pro rata in accordance with their respective holdings. For the purpose of this paragraph, a consolidation or merger of the Corporation with one or more other corporations shall not be deemed to be a liquidation or winding up of the Corporation. In addition to the above-stated distributions to holders of preferred stock, the Board of Directors is authorized, in the rights, preferences and other provisions with respect to any one or more series of Class A Preferred Stock, to provide for additional or participating distributions to holders of shares of such series on liquidation, dissolution or winding up of the Corporation.

SIXTH:   The certificate of incorporation of the Corporation hereby is amended to authorize a third series of Class A Preferred Stock to be designated Convertible Participating Preferred Stock.

         To accomplish this, the following new Article 4(d)(F) hereby is added to the certificate of incorporation:

         "(F) Third Series of Class A Preferred Stock. The third series of 4,166,667 shares of Class A Preferred Stock shall be designated Convertible Participating Preferred Stock (hereinafter "Participating Preferred Stock"), and shall have the following rights, preferences and limitations:

                                                             Page 29 of 45 Pages


                  (i) Stated Value. The stated value for each share of Participating Preferred Stock shall be $12 (the "Stated Value").

                  (ii) Dividends and Distributions. At any time after the Issue Date, the holders of each share of Participating Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but out of funds legally available therefor, a dividend or distribution in cash, evidences of indebtedness of the Corporation or another issuer, options, warrants or rights to acquire securities or other property (including, without limitation, rights issued pursuant to a shareholder rights plan, "poison pill" or similar plan or arrangement and options or rights granted to each holder of Class A Common Stock), securities of the Corporation or another issuer (excluding securities for which adjustment is made under paragraph (vii)(d)(1) or paragraph
(vii)(d)(2)) or other property or assets, including, without limitation, any such distribution made in connection with a consolidation or merger in which the Corporation is the resulting or surviving corporation), at a rate per share (and in the type of property) equal to the amount of any dividend or distribution (and in the same type of property) as that declared or made on any shares (including, without limitation, Class A Common Stock) into which one share of Participating Preferred Stock may be converted pursuant to paragraph (vii) below on the record date for such dividend or distribution. Any such dividend or distribution shall be paid to the holders of shares of Participating Preferred Stock at the same time such dividend or distribution is made to the holders of the shares of Class A Common Stock. No dividend or distribution shall be declared or made on any shares of Class A Common Stock unless any dividend or distribution required to be declared or made under the first sentence of this paragraph is previously or simultaneously declared or made. Dividends and distributions shall be cumulative from and after the date of issuance of such shares of Participating Preferred Stock, but any arrearage in payment shall not pay interest.

                  (iii) Voting Rights. (a) Except as otherwise required by law or as set forth in paragraph (b), the holders of shares of Participating Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation.

                           (b) Unless the consent or approval of a greater
number of shares shall then be required by law, the affirmative vote of the holders of at least 66- 2/3% of the outstanding shares of Participating Preferred Stock, voting separately as a single class, in person or by proxy, at a special or annual meeting of shareholders called for the purpose, shall be necessary to (i) authorize the issuance after the Issue Date of any class of capital stock that will rank as to payment of dividends or rights on liquidation, dissolution or winding up of the Corporation senior to the Participating Preferred Stock, (ii) authorize, adopt or approve an amendment to the certificate of incorporation that would increase or decrease the par value of the shares of Participating Preferred Stock, (iii) amend, alter or repeal the certificate of incorporation so as to affect the shares of Participating Preferred Stock adversely or (iv) effect the voluntary liquidation, dissolution, winding up, recapitalization or reorganization of the Corporation, or the consolidation or merger of the Corporation with or into any other Person, or the sale or other distribution to another Person of all or substantially all of the assets of the Corporation; provided, however, that no separate vote of the holders of Participating Preferred Stock shall be

                                                             Page 30 of 45 Pages


required to effect any of the transactions described in clause (iv) above unless such transaction would either require a class vote pursuant to clause (i), (ii) or (iii) above or would require a vote by any shareholders of the Corporation.

                  (iv) Redemption. The shares of Participating Preferred Stock shall not be redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

                  (v) Acquired Shares. Any shares of Participating Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Corporation or any of its subsidiaries in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Participating Preferred Stock shall upon their cancellation become authorized but unissued shares of Class A Preferred Stock and, upon the filing of an appropriate certificate with the Department of State of the State of New York, may be reissued as part of another series of Class A Preferred Stock subject to the conditions or restrictions on issuance set forth herein, but in any event may not be reissued as shares of Participating Preferred Stock unless all of the shares of Participating Preferred Stock issued on the Issue Date shall have already been converted or exchanged.

                  (vi) Participating Distribution upon Liquidation of the Corporation. In addition to the preferential distribution payable to holders of Participating Preferred Stock equal to the Stated Value (the "Preferential Distribution") as provided for under Article 4(d)(C) of this certificate of incorporation, an additional participating distribution shall be payable to holders of Participating Preferred Stock upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the "Participating Distribution") with the effect that the total distribution to holders of the Participating Preferred Stock shall be the greater of (a) the Preferential Distribution or (b) the total distribution which holders of Participating Preferred Stock would have received if all outstanding shares of Participating Preferred Stock were converted into shares of common stock immediately prior to the date for calculating the total distribution available to holders of preferred stocks and common stocks. To achieve the distribution required by the preceding sentence, the following calculation shall be made:

                           (1) Calculate the sum of (a) the total amounts
                               available for distribution to holders of all classes of common stock after payment of all preferential distributions to all classes of preferred stocks of the Corporation, including the Preferential Distribution to Participating Preferred Stock, plus (b) the total amount of the Preferential Distribution to holders of all outstanding shares of Participating Preferred Stock.

                           (2) Divide the sum calculated in subparagraph (1) by
                               the total number of shares of common stock into which the Participating Preferred Stock is convertible and of all classes of common stock deemed outstanding for
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                                                             Page 31 of 45 Pages


                               purposes of calculating the distribution on liquidation, dissolution or winding up of the Corporation. The product of this calculation is the "Per Share Distribution on Assumed Conversion."

                           (3) The excess, if any, of the Per Share Distribution
                               on Assumed Conversion over the Preferential
                               Distribution to each share of Participating
                               Preferred Stock shall be distributed as a Participating Distribution to the holders of the Participating Preferred Stock upon liquidation, dissolution or winding up of the Corporation.

                  (vii) Conversion. (a) Any holder of Participating Preferred Stock shall have the right, as its option, at any time (but subject to the provisions of paragraph (vii)(b)) to convert, subject to the terms and provisions of this paragraph (vii), any or all of such holder's shares of Participating Preferred Stock into such number of fully paid and nonassessable shares of Class A Common Stock as is equal to the product of the number of shares of Participating Preferred Stock being so converted multiplied by the quotient of (i) the Stated Value divided by (ii) the conversion price of $12.00 per share, subject to adjustment as provided in paragraph (vii)(d) (the "Conversion Price"), then in effect. Such conversion right shall be exercised by the surrender of the shares of Participating Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it, accompanied by written notice that the holder elects to convert such shares and specifying the name or names (with addresses) in which a certificate or certificates for shares of Class A Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to paragraph (vii)(k). All shares of Participating Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and no shares shall be issued in lieu thereof.

                           (b) As promptly as practicable after the surrender,
as herein provided, of any shares of Participating Preferred Stock for conversion pursuant to paragraph (vii)(a), the Corporation shall deliver to or upon the written order of the holder of the shares so surrendered a certificate or certificates representing the number of fully paid non-assessable shares of Class A Common Stock into which such shares may be or have been converted in accordance with the provisions of this paragraph (vii). Subject to the following provisions of this paragraph and of paragraph (vii)(d), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares shall have been surrendered in satisfactory form for conversion, and the Person or Persons entitled to receive the Class A Common Stock deliverable upon conversion of such shares shall be treated for all purposes as having become the record holder or holders of such Class A Common Stock at such time.
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                                                             Page 32 of 45 Pages


                           (c) To the extent permitted by law, when shares of
Participating Preferred Stock are converted, all unpaid dividends (whether or not currently payable) on the Participating Preferred Stock so converted to the date of conversion shall be immediately due and payable and must accompany the shares of the Class A Common Stock issued upon such conversion.

                           (d) The Conversion Price shall be subject to
adjustment as follows:

                                    (1) In case the Corporation shall at any
time or from time to time (A) pay a dividend or make a distribution on the outstanding shares of Class A Common Stock in Class A Common Stock, (B) sub-divide the outstanding shares of Class A Common Stock into a larger number of shares, (C) combine the outstanding shares of Class A Common Stock into a smaller number of shares or (D) issue any shares of its capital stock in a reclassification of the Class A Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Participating Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock or other capital stock of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Participating Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph (vii)(d)(1) shall become effective retroactively (A) in the case of any such dividend or distribution, to the opening of business on the day immediately following the close of business on the record date for the determination of holders of Class A Common Stock entitled to receive such dividend or distribution or (B) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                                    (2) In case the Corporation shall at any
time or from time to time issue or sell shares of Class A Common Stock or Class B Common Stock (or securities convertible into or exchangeable for shares of Class A Common Stock or Class B Common Stock), or any options, warrants or other rights to acquire shares of Class A Common Stock or Class B Common Stock (other than (x) options granted to any employee or director of the Corporation pursuant to a stock option plan approved by the shareholders of the Corporation, (y) options, warrants or rights granted to each holder of Class A Common Stock or
(z) rights issued pursuant to a shareholder right plans, "poison pill" or similar arrangement that complies with paragraph (vii)(j)) for a consideration per share less than the Current Market Price at the record date or issuance date, as the case may be (the "Date"), referred to in the following sentence (treating the price per share of any security convertible or exchangeable or exercisable into Class A Common Stock and/or Class B Common Stock as equal to
(A) the sum of the price for such security convertible, exchangeable or exercisable into Class A Common Stock and/or Class B Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Class A Common Stock and/or Class B Common Stock divided by (B) the number of shares of Class A Common Stock and/or Class B Common Stock initially underlying such

                                                             Page 33 of 45 Pages


convertible, exchangeable or exercisable security), other than issuances or sales for which an adjustment is made pursuant to another paragraph of this paragraph (vii)(d), then, and in each case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the Date by a fraction (x) the numerator of which shall be the sum of the numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to the Date plus the number of additional shares of Class A Common Stock and Class B Common Stock issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other right initially may be exercised) and (y) the denominator of which shall be the sum of the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to the Date plus the number of shares of Class A Common Stock and Class B Common Stock that the aggregate consideration (if any of such aggregate consideration is other than cash, as valued by the Board of Directors including a majority of the directors who are not officers or employees of the Corporation or any of its subsidiaries, which determination shall be conclusive and described in a resolution of the Board of Directors) for the total number of such additional shares of Class A Common Stock and/or Class B Common Stock so issued (or into which such convertible or exchangeable securities may convert or exchange for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon conversion, exchange or exercise of such security) would purchase at the Current Market Price. Such adjustment shall be made whenever such shares, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business (i) in the case of issuance to shareholders of the Corporation, as such, on the record date for the determination of shareholders entitled to receive such shares, securities, options, warrants or other rights and (ii) in all other cases, on the date (the "Issuance Date") of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this paragraph (vii)(d)(2) shall only be made upon the issuance of such shares or such convertible or exchangeable securities, options, warrants or other rights, and not upon the issuance of the security into which such convertible or exchangeable security converts or exchanges, or the security underlying such options, warrants or other right.

                                    (3) In case the Corporation or any
subsidiary thereof shall, at any time or from time to time while any of the Participating Preferred Stock is outstanding, make a Pro Rata Repurchase, the Conversion Price shall be adjusted by dividing the Conversion Price in effect immediately prior to such action by a fraction (which in no event shall be less than one), the numerator of which shall be the product of (i) the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately before such Pro Rata Repurchase minus the number of shares of Class A Common Stock and Class B Common Stock repurchased in such Pro Rata Repurchase and (ii) the Current Modified Market Price as of the day immediately preceding the first public announcement by the Corporation of the intent to effect such Pro Rata Repurchase, and the denominator of which shall be (i) the product of (x) the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Current Modified Market Price as of the day
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                                                             Page 34 of 45 Pages


immediately preceding the first public announcement by the Corporation of the intent to effect such Pro Rata Repurchase minus (ii) the aggregate purchase price of the Pro Rata Repurchase.

                                    (4) In case the Corporation at any time or
from time to time shall take any action affecting its Class A Common Stock, other than an action described in any of paragraph (vii)(d)(1) through paragraph
(vii)(d)(3), inclusive, or paragraph (vii)(g), then, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances (such determinations to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Participating Preferred Stock).

                                    (5) The Corporation may make such reductions
in the Conversion Price, in addition to those required by subparagraphs (1) through (4) of this paragraph (vii)(d), as the Board of Directors considers to be advisable in order to avoid or to diminish any income tax to holders of Class A Common Stock or rights to purchase Class A Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

                                    (6) Notwithstanding anything herein to the
contrary, no adjustment of the Conversion Price shall be required pursuant to this paragraph (vi)(d) by reason of the initial issuance or sale of any of the 4,166,667 authorized shares of Participating Preferred Stock.

                                    (7) Notwithstanding anything herein to the
contrary, no adjustment under this paragraph (vii)(d) need to be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Participating Preferred Stock pursuant hereto; provided, however, that any such adjustment shall in any event be made no later than one year after the occurrence of the event giving rise to such adjustment.

                           (e) Upon any increase or decrease in the Conversion
Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Participating Preferred Stock at least ten Business Days prior to effecting any of the foregoing transactions a certificate, signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.
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                                                             Page 35 of 45 Pages


                           (f) No fractional shares or scrip representing
fractional shares shall be issued upon the conversion of any shares of Participating Preferred Stock. If more than one share of Participating Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Stated Value of the shares of Participating Preferred Stock so surrendered. If the conversion of any share or shares of Participating Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Current Market Price of the Class A Common Stock on the Business Day preceding the day of conversion shall be paid to such holder in cash by the Corporation on the date of issuance of the certificates representing the shares by the Corporation upon such conversion.

                           (g) In case of any capital reorganization or
reclassification or other change of outstanding shares of Class A Common Stock, or in case of any consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Class A Common Stock), or in case of any sale or other disposition to another Person of all or substantially all of the assets of the Corporation (any of the foregoing, a "Transaction"), the Corporation, or such successor or purchasing Person, as the case may be, shall execute and deliver to each holder of Participating Preferred Stock at least ten Business Days prior to effecting any of the foregoing Transactions a certificate that the holder of each share of Participating Preferred Stock then outstanding shall have the right hereafter to convert such share of Participating Preferred Stock into the kind and amount of shares of stock or other securities (of such Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Class A Common Stock into which such share of Participating Preferred Stock could have been converted immediately prior to such transaction. Such certificate shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph (vii). If, in the case of any such Transaction, the stock, other securities, cash or property receivable thereupon by a holder of Class A Common Stock includes shares of stock or other securities of a Person other than the successor or purchasing Person and other than the Corporation, which controls or is controlled by the successor or purchasing Person or which, in connection with such Transaction, issues, stock securities, other property or cash to holders of Class A Common Stock, then such certificate also shall be executed by such Person, and such Person shall, in such certificate, specifically acknowledge the obligations of such successor or purchasing Person and acknowledge its obligations to issue such stock, securities, other property or cash to the holders of the Participating Preferred Stock upon conversion of the shares of Participating Preferred Stock as provided above. The provisions of this paragraph (vii) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions.

                           (h) In case at any time or from time to time:

                                    (1) the Corporation shall authorize the
granting to the holders of its Class A Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                                                             Page 36 of 45 Pages


                                    (2) there shall be any reclassification of
the Class A Common Stock (other than a subdivision or combination of the outstanding Class A Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or any sale or other disposition of all or substantially all of the assets of the Corporation; or

                                    (3) the voluntary or involuntary
dissolution, liquidation or winding up of the Corporation;

then the Corporation shall mail to each holder of shares of Participating Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, at least 20 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such rights or warrants or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective. Such notice also shall specify the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their Class A Common Stock for shares of stock or other securities or property or cash deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

                           (i) The Corporation shall at all times reserve and
keep available for issuance upon the conversion of the Participating Preferred Stock, such number of its authorized but unissued shares of Class A Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Participating Preferred Stock.

                           (j) The Corporation shall not adopt a shareholder
rights plan, "poison pill" or similar arrangement unless such plan or arrangement shall provide that each holder of a share of Participating Preferred Stock shall be entitled to receive thereunder rights for each share of Class A Common Stock that may be issued upon conversion of such share of Participating Preferred Stock in an amount equal to the amount of rights issued with respect to each outstanding share of Class A Common Stock pursuant to such plan.

                           (k) The issuance or delivery of certificates for
Class A Common Stock upon the conversion of shares of Participating Preferred Stock shall be made without charge to the converting holder of shares of Participating Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Participating Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Participating Preferred Stock converted, and the
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                                                             Page 37 of 45 Pages


Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

                           (l) To the extent that pursuant to the terms of this
paragraph (vii), the Participating Preferred Stock is convertible into any securities or property other than Class A Common Stock, then for purposes of this Article 4(d)(F), references to Class A Common Stock shall be deemed appropriately amended to refer to such other securities or property.

                  (viii) Definitions. As used in this Article 4(d)(F), the following terms shall have the meanings indicated:

                           (a) An "Affiliate" of, or a person "affiliated" with
a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

                           (b) "Business Day" shall mean any day other than a
Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

                           (c) "Current Market Price" per share shall mean, on
any date specified herein for the determination thereof, (A) the average daily Market Price of the Class A Common Stock for those days during the period commencing not more than 30 days before, and ending not later than such date, on which the national securities exchanges were open for trading or the Class A Common Stock was quoted in the over-the-counter market, and (B) if the Class A Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Market Price on such date.

                           (d) "Current Modified Market Price" per share shall
mean, on any date specified herein for the determination thereof, (A) the average daily Modified Market Price of the Class A Common Stock for those days during the period commencing not more than 30 days before, and ending not later than such date, on which the national securities exchanges were open for trading or the Class A Common Stock was quoted in the over-the-counter market, and (B) if the Class A Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Modified Market Price on such date.

                           (e) "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                                                             Page 38 of 45 Pages


                           (f) "Fair Market Value" shall mean the amount which a
willing buyer would pay a willing seller in an arm's length transaction.

                           (g) "Issue Date" shall mean the first date on which
shares of Participating Preferred Stock are issued.

                           (h) "Market Price" shall mean, per share of Class A
Common Stock, on any date specified herein: (a) the closing price per share of the Class A Common Stock on such date published in The Wall Street Journal or, if no such closing price on such date is published in The Wall Street Journal, the closing bid price on such date, as officially reported on the principal national securities exchange on which the Class A Common Stock is then listed or admitted to trading; or (b) if the Class A Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price of the Class A Common Stock on such date; or (c) if there shall have been no trading on such date or if the Class A Common Stock is not so designated, the reported closing bid price of the Class A Common Stock, on such date as shown by the Nasdaq National Market or other over-the-counter market and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of
(a), (b) or (c) is applicable, a market price per share determined at the Corporation's expense by a nationally recognized appraiser chosen by the holders of a majority of the shares of Participating Preferred Stock and approved by the Corporation, which approval shall not be unreasonably withheld. If no such appraiser is chosen more than 20 Business Days after notice of the necessity of such calculation shall have been delivered by the Corporation to the holders of Participating Preferred Stock, then the appraiser shall be chosen by the Corporation.

                           (i) "Modified Market Price" shall mean, per share of
Class A Common Stock, on any date specified herein: (a) the closing price per share of the Class A Common Stock on such date published in The Wall Street Journal or, if no such closing price on such date is published in The Wall Street Journal, the closing asked price on such date, as officially reported on the principal national securities exchange on which the Class A Common Stock is then listed or admitted to trading; or (b) if the Class A Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price of the Class A Common Stock on such date; or (c) if there shall have been no trading on such date or if the Class A Common Stock is not so designated, the reported closing asked price of the Class A Common Stock on such date as shown by the Nasdaq National Market or other over-the-counter market and reported by any member firm of the New York Stock Exchange selected by the Corporation; or
(d) if none of (a), (b) or (c) is applicable, a market price per share determined at the Corporation's expense by a nationally recognized appraiser chosen by the holders of a majority of the shares of Participating Preferred Stock and approved by the Corporation, which approval shall not be unreasonably withheld. If no such appraiser is chosen more than 20 Business Days after notice of the necessity of such calculation shall have been delivered by the Corporation to the holders of Participating Preferred Stock, then the appraiser shall be chosen by the Corporation.

                                                             Page 39 of 45 Pages


                           (j) "NASD" shall mean the National Association of
Securities Dealers, Inc.

                           (k) "Person" shall mean any individual, firm,
corporation, partnership, limited liability company or partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                           (l) "Pro Rata Repurchase" shall mean any purchase of
shares of Class A Common Stock or Class B Common Stock by the Corporation or by any of its subsidiaries whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Participating Preferred Stock are outstanding, which purchase is subject to Section 13(e) of the Exchange Act or is made pursuant to an offer made available to all holders of Class A Common Stock or Class B Common Stock.

SEVENTH: The certificate of incorporation of the Corporation is hereby amended to require unanimous approval of the Corporation's Board of Directors for certain major corporate actions.

         To accomplish this, the following new Article 10 hereby is added to the certificate of incorporation:

         10. Until such time as the Investors and any permitted assignees under the Shareholders Agreement shall own, in the aggregate, 15% or less of the outstanding Class A Common Stock (assuming conversion of all shares of Participating Preferred Stock into Class A Common Stock):

         (a) All of the directors of the Corporation shall be present at any meeting of the directors in order to constitute a quorum for the transaction of any Major Corporate Actions (as defined in subparagraph (b)) below; and

         (b) Each of the following actions (the "Major Corporate Actions") shall require the unanimous approval of all of the Corporation's directors voting thereon (excluding directors who abstain from voting):

                  (i) any amendment or modification of the Corporation's Restated Certificate of Incorporation, as amended, or ByLaws;

                  (ii) any merger, consolidation, amalgamation, recapitalization or other form of business combination (other that any acquisition that would be permitted under paragraph (d) below) involving the Corporation or any subsidiary of the Corporation;

                                                             Page 40 of 45 Pages


                  (iii) any sale, conveyance, lease, transfer or other disposition of all or substantially all of the assets of the Corporation;

                  (iv) any single acquisition or disposition or series of related acquisitions or disposition of assets, including stock (whether by purchase, merger or otherwise), in the Principal Line of Business (as hereinafter defined) of the Corporation involving gross consideration in excess of $15 million;

                  (v) any change in the line of business (food processing, packaging, distribution and canning of fruits and vegetables and other business operations complementary or incidental thereto) of the Corporation and its subsidiaries (the "Principal Line of Business"), whether by acquisition of assets or otherwise; provided, that the Corporation and its subsidiaries may change or dispose of any existing business or acquire any business that, in each case, is not within their Principal Line of Business, if the consolidated net sales from all such business engaged in (or proposed to be engaged in) by the Corporation and its subsidiaries do not exceed in the aggregate 2% of the consolidated net sales of the Corporation and its subsidiaries (determined by reference to the latest annual or quarterly period in the latest available consolidated financial statements of the Corporation and any business proposed to be acquired);

                  (vi) any issuance of or agreement to issue, or any repurchase, redemption or other acquisition or agreement to repurchase, redeem or otherwise acquire, any shares of capital stock of the Corporation or any of its subsidiaries or rights of any kind convertible into or exercisable or exchangeable for, any shares of capital stock of the Corporation or any of its subsidiaries, or any option, warrant or other subscription or purchase right with respect to shares of capital stock except for (i) any stock buybacks not to exceed $100,000 in any one transaction or $1 million in the aggregate and (ii) any issuances of shares of Class A Common Stock pursuant to the terms of Seneca Foods Corporation Employees' Savings Plan in effect on the date hereof;

                  (vii) any change in the Corporation's certified public accountants from Deloitte & Touche LLP, or any successor of Deloitte & Touche LLP;

                  (viii) the settlement of any litigation to which the Corporation or any of its subsidiaries is a party involving the payment by the Corporation or its subsidiaries of an aggregate amount greater than 5% of the Corporation's Adjusted Tangible Net Worth, or involving the consent to any injunctive or similar relief; and

                  (ix) the commencement by the Corporation or any of its subsidiaries of proceedings under any existing or future law of any

                                                             Page 41 of 45 Pages


         jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the making by the Corporation or any of its subsidiaries of a general assignment for the benefit of its creditors.

To the extent that the above-referenced Board approval is not obtained with respect to any Major Corporate Action, the Corporation may not take or perform such Major Corporate Action. For purposes of paragraph (h) above, the Corporation's "Adjusted Tangible Net Worth" shall mean (i) the net book value (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves, which reserves will be determined in accordance with generally accepted accounting principles) at which the assets of the Corporation and its subsidiaries on a consolidated basis (except (w) patents, copyrights, trademarks, trade names, franchises, goodwill and other similar intangibles, (x) unamortized debt discount and expense, (y) accounts, notes and other receivables due from any person directly or indirectly controlling, controlled by or under common control with the Corporation, and (z) write-ups in the book value of any fixed asset resulting from a revaluation thereof effective after June 22, 1998) are shown on the latest available consolidated balance sheet of the Corporation on such date minus (ii) the amount at which the liabilities of the Corporation and its subsidiaries are shown on such consolidated balance sheet (including as liabilities all reserves for contingencies and other potential liabilities as shown on such consolidated balance sheet).

EIGHTH: The manner in which shares of the Corporation shall be changed hereby upon the filing of this certificate by the Department of State is as follows:


         Shares Changed Hereby                 Shares Resulting From Change

 Class A Common Stock with a par value     Class A Common Stock with a par value
 of $0.25 per share:                       of $0.25 per share:

      3,143,125 issued shares                   3,143,125 issued shares
      6,856,875 unissued shares                 16,856,875 unissued shares

 Preferred Stock with $.025 par value      Preferred Stock with $.025 par value
 per share, Class A:                       per share, Class A:

      807,240 issued shares                     807,240 issued shares
      3,192,760 unissued shares                 7,392,760 unissued shares


NINTH:   The foregoing amendments of the certificate of incorporation were authorized at a meeting of the Board of Directors, followed by the votes cast in person or by proxy of the holders of record of a majority of the votes cast in favor of or against

                                                             Page 42 of 45 Pages


such action at an annual shareholders meeting of the Corporation by the shareholders entitled to vote thereon.

         IN WITNESS WHEREOF, the undersigned have caused this Certificate of Amendment to be executed this 7th day of August 1998, and affirm that the statements made herein are true under penalty of perjury.


                                                SENECA FOODS CORPORATION


                                                By: /s/ Kraig H. Kayser
                                                -----------------------
                                                Name:  Kraig H. Kayser
                                                Title: President


                                                By: /s/ Jeffrey L. Van Riper
                                                ----------------------------
                                                Name:  Jeffrey L. Van Riper
                                                Title: Secretary